PRICING SUPPLEMENT No. 017-dated September 9, 2004
--------------------------------------------------
(TO PROSPECTUS DATED JULY 10, 2002 AND                            RULE 424(b)(2)
PROSPECTUS SUPPLEMENT DATED AUGUST 23, 2002)                  FILE NO. 333-86336


                                   $46,407,000

                              THE GILLETTE COMPANY

                          FLOATING RATE NOTES DUE 2043

                                 --------------

         We are offering $46,407,000 aggregate principal amount of Floating Rate Notes due 2043 (the "notes") pursuant to this pricing supplement. The notes will be issued as part of a previously established series of senior debt securities designated as CoreNotesSM under an indenture dated as of April 11, 2002, as amended or supplemented from time to time (the "indenture"), between us and J.P. Morgan Trust Company, National Association, successor to Bank One, N.A., and will be consolidated with the two previously issued tranches of notes, whose aggregate principal amount totaled $108,000,000. The notes will be general unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

         We will pay interest on the notes quarterly on January 2, April 2, July 2 and October 2 of each year, beginning on October 2, 2004. Interest on the notes will accrue from July 2, 2004 at a floating rate per annum equal to Three-Month LIBOR, reset quarterly on each interest payment date, minus 0.30%. We will issue the notes only in denominations of $1,000 and integral multiples of $1,000.

         The notes will mature on April 2, 2043. However, we have the option to redeem the notes, in whole or in part, on or after April 2, 2033, at the redemption prices listed in this pricing supplement plus unpaid interest accrued thereon to the redemption date.

         Each holder of a note has the option to require us to repay such note, in whole or in part, on April 2 of every year through 2014 and on April 2 of every third year thereafter (i.e., beginning on April 2, 2017) at the repayment prices listed in this pricing supplement plus unpaid interest accrued thereon to the repayment date.

                                 --------------


                                                          PER NOTE       TOTAL
                                                          --------       -----
Public offering price (1)................................   100%      $46,407,000
Underwriting discount....................................     1%         $464,070
Proceeds (before expenses) to The Gillette Company (1)...    99%      $45,942,930


        (1) Plus accrued interest from July 2, 2004

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

         We expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about September 16, 2004.

           ---------------------------------------------------------

           Citigroup     Merrill Lynch & Co.     UBS Investment Bank

           ---------------------------------------------------------

           The date of this pricing supplement is September 9, 2004.

                               TABLE OF CONTENTS

                               PRICING SUPPLEMENT

About This Pricing Supplement.........................................  PS-3
Risk Factors..........................................................  PS-3
Description of the Notes..............................................  PS-4
Material United States Federal Income Tax Considerations..............  PS-7
Supplemental Plan of Distribution.....................................  PS-7



                              PROSPECTUS SUPPLEMENT

About This Prospectus Supplement, The Accompanying
      Prospectus and Pricing Supplements..............................   S-4
Summary...............................................................   S-5
Risk Factors..........................................................   S-7
Description of the Notes..............................................   S-9
Material United States Federal Income Tax Considerations..............  S-16
Supplemental Plan of Distribution.....................................  S-24
Legal Matters.........................................................  S-25
Annex A...............................................................   A-1

                                   PROSPECTUS

About This Prospectus.................................................    ii
Note Regarding Forward-Looking Statements.............................    ii
Where You Can Find More Information...................................   iii
Incorporation of Certain Documents by Reference.......................   iii
The Company...........................................................     1
Ratio of Earnings to Fixed Charges....................................     6
Use of Proceeds.......................................................     7
Description of Debt Securities........................................     7
Global Securities.....................................................    13
Plan of Distribution..................................................    16
Validity of Securities................................................    17
Experts...............................................................    17

                          ABOUT THIS PRICING SUPPLEMENT

         This pricing supplement describes the specific terms of the notes that we are offering and supplements the accompanying prospectus and prospectus supplement. Accordingly, this pricing supplement modifies the accompanying prospectus and prospectus supplement to the extent that it contains information that is different from or additional to the information contained therein.

         It is important for you to read and consider all information contained in this pricing supplement and the accompanying prospectus and prospectus supplement in making your decision to invest in the notes. You should also read and consider the information contained in the documents incorporated by reference into this pricing supplement and the accompanying prospectus and prospectus supplement. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

         You should only rely on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement. We have not authorized anyone to provide you with information different than the information in this pricing supplement or the accompanying prospectus or prospectus supplement. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale of the notes is not permitted. You should assume that the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement is accurate only as of its date or as of the date specified.

         This pricing supplement and the accompanying prospectus and prospectus supplement contain forward-looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see "Note Regarding Forward-Looking Statements" in the accompanying prospectus and our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2004.

         Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to "Gillette," the "Company," "we," "us," "our" or similar references mean The Gillette Company.

                                  RISK FACTORS

         Your investment in the notes involves risk. In consultation with your own financial and legal advisors, you should carefully consider the following risks and the other information included or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement, including the information under "Risk Factors" in the accompanying prospectus supplement and "Notes Regarding Forward-Looking Statements" in the accompanying prospectus and in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2004, before deciding that an investment in the notes is suitable for you. You should not purchase the notes unless you understand and can bear the investment risks of the notes.

RISKS ASSOCIATED WITH NOTES INDEXED TO INTEREST RATE INDICES

         Because the notes are indexed to Three-Month LIBOR (as defined on page PS-4 under "Description of the Notes-Interest"), there are significant risks not associated with a conventional fixed rate debt security, including the risk that the yield on the notes will decline as a result of decreases in prevailing interest rates. Furthermore, values of certain interest rate indices have been volatile, and volatility in the Three-Month LIBOR index may occur in the future.

                            DESCRIPTION OF THE NOTES

         The following description of the terms of the notes supplements the general terms and provisions of the debt securities contained in the accompanying prospectus and prospectus supplement. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus or prospectus supplement, the information in this section shall control.

INTEREST

         Interest on the notes will accrue from July 2, 2004 or the most recent interest payment date (as defined below) to which interest has been paid or duly made available for payment, as the case may be, at a floating rate per annum equal to Three-Month LIBOR (as defined below), as determined on the determination date (as defined below) for the applicable interest period (as defined below), minus 0.30%; provided, however, that interest on the notes for any interest period may not exceed the highest rate then permitted under New York law, as the same may be modified by United States law of general application. We will be required to pay interest on the notes quarterly in arrears on January 2, April 2, July 2 and October 2 of each year, beginning on October 2, 2004 (each, an "interest payment date"), to the holders of the notes on the 15th calendar day, whether or not a business day (as defined below), preceding the applicable interest payment date. However, if any interest payment date, other than the maturity date, any redemption date or any repayment date (as each such term is defined below), falls on a day that is not a business day, then such interest payment date will be postponed to the next business day, unless such next business day falls in the next month, in which case such interest payment date will be accelerated to the preceding business day. As used herein, "interest period" means the period from, and including, the preceding interest payment date (or, in the case of the initial interest period, July
2, 2004) to, but excluding, the applicable interest payment date, maturity date, redemption date or repayment date, as the case may be. Interest on the notes will be computed on the basis of the actual number of days elapsed in the applicable interest period and a 360-day year.

         As used herein, "business day" means any day (i) other than a Saturday, Sunday, legal holiday or other day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and (ii) that is a "London banking day", which is defined as a day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

         "Three-Month LIBOR" means, with respect to any interest period, the rate for deposits in U.S. dollars for a three-month period, commencing on the first day of such interest period, that appears on Telerate Page 3750 (as defined below) at approximately 11:00 a.m., London time, on the determination date for such interest period. If this rate does not so appear on Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on such determination date to prime banks in the London interbank market for a period of three months, commencing on the first day of such interest period and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are so provided, Three-Month LIBOR for such interest period will be the arithmetic mean of such quotations, and, if fewer than two such quotations are so provided, Three-Month LIBOR for such interest period will be the arithmetic mean of the rates quoted by major banks in The City of New York, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on such determination date for loans in U.S. dollars to leading European banks for a period of three-months, commencing on the first day of such interest period and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time.

         As used herein, "determination date" means the second London banking day preceding the first day of the applicable interest period.

         "Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on page 3750 (or any other page as may replace such page on such service) for the purpose of displaying London interbank offered rates of major banks.

         The calculation agent will, upon the request of the holder of any note, provide the interest rate then in effect. The calculation agent is J.P. Morgan Trust Company, National Association until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error shall be conclusive for all purposes and binding on us and the holders of the notes.

         All percentages resulting from any calculation of the interest rate with respect to the notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% being rounded to 9.87655% and 9.876544% being rounded to 9.87654%) and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

MATURITY

         The notes will mature and be payable on April 2, 2043 (the "maturity date").

         If the maturity date, any redemption date or any repayment date falls on a day that is not a business day, then the applicable payment will be made on the next business day, and no additional interest will accrue in respect of such payment made on such next business day.

OPTIONAL REDEMPTION

         We may, at our option, redeem the notes, in whole or in part (in integral multiples of $1,000), at any time and from time to time on or after April 2, 2033 at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the 12-month period beginning on April 2 of any of the following years:

YEAR                                                            REDEMPTION PRICE
----                                                            ----------------

2033........................................................         105.0%
2034........................................................         104.5%
2035........................................................         104.0%
2036........................................................         103.5%
2037........................................................         103.0%
2038........................................................         102.5%
2039........................................................         102.0%
2040........................................................         101.5%
2041........................................................         101.0%
2042 and thereafter to, but excluding, maturity.............         100.5%

in each case, together with unpaid interest, if any, accrued thereon to the redemption date; provided, however, that we will be obligated to pay the interest installment due on any interest payment date occurring on or before a redemption date to the holders of the notes on the record date preceding such interest payment date.

         We must mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

         In the event of any redemption of less than all the outstanding notes, the particular notes (or portions thereof in integral multiples of $1,000) to be redeemed shall be selected by the trustee by such method as the trustee considers fair and appropriate.

REPAYMENT AT OPTION OF HOLDER

         Each note will be repayable at the option of the holder thereof, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table:

DATE                                                             REPAYMENT PRICE
----                                                             ---------------

April 2, 2005................................................          98%
April 2, 2006................................................          98%
April 2, 2007................................................          98%
April 2, 2008................................................          98%
April 2, 2009................................................          99%
April 2, 2010................................................          99%
April 2, 2011................................................          99%
April 2, 2012................................................          99%
April 2, 2013................................................          99%
April 2, 2014 and April 2 of every third year thereafter,
  commencing April 2, 2017...................................         100%

in each case together with unpaid interest, if any, accrued thereon to the repayment date; provided, however, that we will be required to pay the interest installment due on any interest payment date occurring on or before a repayment date to the holders of the notes on the record date preceding such interest payment date.

         In order for a note to be repaid, the paying agent must receive, at least 30 days but not more than 60 days prior to the repayment date, (1) such note with the form entitled "Option to Elect Repayment" on the reverse thereof duly completed or (2) a telegram, facsimile transmission or a letter from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth:

         -   the name of the holder of such note;

         -   the principal amount of such note;

         -   the principal amount of such note to be repaid;

         - the certificate number or a description of the tenor and terms of such note;

         - a statement that the option to elect repayment is being exercised thereby; and

         - a guarantee that such note to be repaid will be transferred to the DTC account of the paying agent not later than the fifth business day after the date of such telegram, facsimile transmission or letter.

         The repayment option may be exercised by the holder of a note for less than the entire principal amount of such note but, in that event, the principal amount of such note remaining outstanding after repayment must be an integral multiple of $1,000.

         The notes are not otherwise subject to repayment at the option of holders.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The notes provide for stated interest at a single qualified floating rate (namely, Three-Month LIBOR minus 0.30%) that is set at a current value of that rate. In addition, the notes do not provide for any contingent principal payments and the notes have an issue price that is not greater than the total noncontingent principal payments due. Thus, for tax purposes, the notes are considered variable rate debt instruments. Under the variable rate debt instrument rules, because the notes provide for stated interest at a single qualified floating rate payable at least annually, all the interest on the notes will be qualified stated interest, and the notes will not be treated as having original issue discount (as described in the accompanying prospectus supplement). In particular, the amount of qualified stated interest that accrues with respect to a note during any interest accrual period will be determined under the rules applicable to fixed rate debt instruments by assuming that the single qualified floating rate (namely, Three-Month LIBOR minus 0.30%) is a fixed rate equal to the value of the single qualified floating rate (namely, Three-Month LIBOR minus 0.30%) as of the original issue date of such note. The qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules. You are required to include qualified stated interest payments in income as interest either when you accrue or receive those payments, depending on your accounting method for tax purposes.

         The notes give us the unconditional right to redeem the notes at a premium (as described under "Description of the Notes-Optional Redemption"). If we were to redeem the notes, the yield on the notes would be greater than it would otherwise be. Thus, under special rules governing this type of unconditional option, for tax purposes, we will be deemed not to have exercised our right to redeem, and the possibility of this redemption premium will not affect the amount of income you recognize in advance of your receipt of any such redemption premium.

         Prospective investors seeking to treat the notes as "qualified replacement property" for purposes of section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property means any security issued by a domestic operating corporation which did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "passive income test"). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations, all such corporations are treated as one corporation (the "affiliated group") for the purposes of computing the amount of passive investment income under section 1042.

         We believe that less than 25 percent of the gross receipts of our "affiliated group" is "passive investment income" for the taxable year ended December 31, 2003. In making this determination, we have made certain assumptions and used procedures which we believe are reasonable. We cannot give any assurance as to whether we will continue to meet the passive income test. It is, in addition, possible that the IRS may disagree with the manner in which we have calculated our affiliated group's gross receipts (including the characterization thereof) and passive investment income and the determination expressed above. Prospective purchasers of the notes should consult with their own tax advisors with respect to these and other tax matters relating to the notes.

         Prospective investors should consult the summary describing the material U.S. federal income tax consequences of ownership and disposition of the notes contained under "Material United States Income Tax Considerations" in the accompanying prospectus supplement.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

         Subject to certain conditions, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and UBS Securities LLC, the underwriters, each have agreed to purchase from us as principal the respective principal amount of notes opposite its name in the following table:

        UNDERWRITER                              PRINCIPAL AMOUNT OF NOTES
        -----------                              -------------------------
Citigroup Global Markets Inc. ................         $19,175,000
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated .....................           2,232,000
UBS Securities LLC ...........................          25,000,000
                                                       -----------
        Total ................................         $46,407,000
                                                       ===========


         Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this pricing supplement. After the initial public offering of the notes, the underwriters may change the offering price and other selling terms.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect thereof.

         In the ordinary course of their businesses, the underwriters and their respective affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and with certain of our affiliates.

PROSPECTUS

                                 $1,500,000,000

                                 [GILLETE LOGO]

                                DEBT SECURITIES

                             ---------------------

     We may offer and sell our unsecured debt securities from time to time in one or more series.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

     This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                              The Gillette Company
                           Prudential Tower Building
                          Boston, Massachusetts 02199
                                 (617) 421-7000

                             ---------------------

                  The date of this prospectus is July 10, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    ii
Note Regarding Forward-Looking Statements...................    ii
Where You Can Find More Information.........................   iii
Incorporation of Certain Documents by Reference.............   iii
The Company.................................................     1
Ratio of Earnings to Fixed Charges..........................     4
Use of Proceeds.............................................     5
Description of Debt Securities..............................     5
Global Securities...........................................     9
Plan of Distribution........................................    12
Validity of Securities......................................    13
Experts.....................................................    13

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or "SEC", using a "shelf" registration process. Under this shelf process, we may from time to time sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the terms of debt securities described in this prospectus and the accompanying prospectus supplement vary, you should rely on the information in the prospectus supplement.

     You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Gillette," the "Company," "we," "us," "our" or similar references mean The Gillette Company.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus may contain "forward-looking statements" under the federal securities laws. Forward-looking statements may be identified by words such as "plans," "expects," "believes," "anticipates," "estimates," "projects," "will" and other words of similar meaning used in conjunction with, among other things, discussions of future operations, acquisitions and divestitures, financial performance, our strategy for growth, product development and new product launches, market position and expenditures.

     Forward-looking statements are based on our current expectations of future events, but actual results could vary materially from our expectations and projections. Investors are cautioned not to place undue reliance on any forward-looking statements. We assume no obligation to update any forward-looking statements. We caution that historical results should not be relied upon as indications of future performance.

     Factors that could cause actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to:

     - the pattern of our sales, including variations in sales volume within periods;

     - consumer demands and preferences including the acceptance by our customers and consumers of new products and line extensions;

     - the mix of products sold;

     - our ability to control our internal costs and the cost of raw materials;

     - competitive factors including the prices, promotional incentives and trade terms of our products and our response and the response of our customers and competitors to changes in these items;

     - technological advances by us and our competitors;

     - new patents granted to us and our competitors;

     - changes in exchange rates in one or more of our geographic markets;

     - changes in accounting policies;

     - acquisition and divestiture activities; or

     - the impact of general economic conditions in the United States and in other countries in which we currently do business.

Please refer to the Cautionary Statements contained in our filings with the SEC incorporated by reference in this prospectus for a more detailed explanation of the inherent limitations of our forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the offer and sale of the debt securities described in this prospectus. The registration statement, including its exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.

     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room            Northeast Regional Office           Midwest Regional Office
450 Fifth Street, N.W.           233 Broadway                        Northwest Atrium Center
Room 1024                        16th Floor                          500 West Madison Street
Washington, D.C. 20549           Woolworth Building                  Suite 1400
                                 New York, New York 10279-1803       Chicago, Illinois
                                                                     60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call 1-800 SEC-0330 for further information on the operations of the public reference facilities and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and are available on our website at http://www.gillette.com. Our website is not part of this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the documents listed below:

     - Our Annual Report on Form 10-K for the year ended December 31, 2001.

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the debt securities or the offering is otherwise terminated. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.

     You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC's website at the address described above. Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the documents that have been incorporated by reference in this prospectus other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in any such documents). Requests for such copies should be directed to The Gillette Company, Prudential Tower Building, Boston, Massachusetts 02199, Attention: Investor Relations, or by telephone to Investor Relations at (617) 421-7000.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

                                  THE COMPANY

OUR BUSINESS

     The Gillette Company manufactures and sells a wide variety of consumer products throughout the world. We have five principal business segments.

  BLADES AND RAZORS

     We are the world leader in blades and razors.

     We sell our male shaving systems under the Mach3Turbo, Mach3, SensorExcel, Sensor, Atra, and Trac II brands and our male disposable razors under the Custom Plus and Good News brands.

     We sell our female shaving systems under the Gillette for Women Venus, Sensor Excel for Women and Sensor for Women brands and our female disposable razors under the Agility brand.

  PERSONAL CARE

     We sell shave preparations, after-shave products and deodorants and antiperspirants under the Gillette Series, Satin Care, Right Guard, Soft & Dri and Dry Idea brands.

  DURACELL

     We are the world leader in alkaline batteries for consumers. Our products include the Duracell Ultra and CopperTop alkaline batteries and Duracell primary lithium, zinc air and rechargeable nickel-metal hydride batteries.

  ORAL CARE

     We are the world leader in manual and power toothbrushes. We offer manual toothbrushes under the Oral-B brand and power toothbrushes under the Braun and Oral-B brands.

  BRAUN

     We sell electric shavers under the Braun brand and hair epilators under the Silk Epil brand. These products include the number one foil electric shaver for men and the number one hair epilator for women. We also sell small household appliances under the Braun brand.

THE COMPANY

     Founded in 1901, we are a Delaware corporation with our registered office in Wilmington, Delaware. As of December 31, 2001, we had manufacturing operations at 34 facilities in 15 countries and distributed our products through wholesalers, retailers and agents in over 200 countries and territories. Our common stock is listed on the Boston, Chicago, New York and Pacific stock exchanges in the United States under the symbol "G" and on the Berlin, Dusseldorf and Frankfurt stock exchanges.

     Our principal executive offices are located at Prudential Tower Building, Boston, Massachusetts 02199. Our telephone number at that address is (617) 421-7000. For additional information about our business, please see our Form 10-K for the fiscal year ended December 31, 2001 and our other filings with the SEC which are incorporated by reference into this prospectus. The capitalized terms used above are our registered trademarks or trade names, or those of our licensors.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial data as of and for the six fiscal years ended December 31, 2001, 2000, 1999, 1998, 1997 and 1996 and as of and for the three months ended March 31, 2002 and 2001. We derived the financial data as of the end of and for each of the fiscal years 1996-2001 from our audited consolidated financial statements. The summary historical financial data as of and for the three months ended March 31, 2002 and 2001 were derived from our unaudited consolidated financial statements. These data are qualified in their entirety by, and should be read together with, the more detailed information appearing in our consolidated historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information incorporated by reference into this prospectus.

                                          Three Months
                                             Ended
                                           MARCH 31,                           YEARS ENDED DECEMBER 31,
                                       ------------------   --------------------------------------------------------------
                                        2002       2001     2001(a)    2000(b)     1999      1998(c)     1997      1996(d)
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                                              (MILLIONS, EXCEPT PER SHARE AMOUNTS, EMPLOYEES AND RATIOS)
SUMMARY OF OPERATIONS
Net Sales(e)(g)                        $ 1,732    $ 1,621     8,961      9,225      9,074      9,136      9,084      8,735
Profit from Operations(e)              $   328        319     1,498      1,512      2,087      1,776      2,168      1,514
Income before Income Taxes
 Continuing                            $   323        264     1,342      1,288      1,912      1,656      2,065      1,403
 Discontinued                          $    --         --        --       (531)        18         13        156        122
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           323        264     1,342        757      1,930      1,669      2,221      1,525
Net Income
 Continuing                            $   233        182       910        821      1,248      1,073      1,327        871
 Discontinued                          $    --         --        --       (429)        12          8        100         78
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           223        182       910        392      1,260      1,081      1,427        949
Weighted Average Common Shares
 Outstanding
 Basic                                   1,056      1,054     1,055      1,054      1,089      1,117      1,118      1,107
 Assuming Full Dilution                  1,060      1,059     1,058      1,063      1,111      1,144      1,148      1,140
PER COMMON SHARE DATA
Net Income per Common Share:
 Basic
   Continuing                          $   .21        .17       .86        .78       1.14        .95       1.18        .78
   Discontinued                        $    --         --        --       (.41)       .01        .01        .09        .07
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           .21        .17       .86        .37       1.15        .96       1.27        .85
 Assuming Full Dilution
   Continuing                          $   .21        .17       .86        .77       1.13        .94       1.15        .76
   Discontinued                        $    --         --        --       (.40)       .01        .01        .09        .07
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           .21        .17       .86        .37       1.14        .95       1.24        .83
Dividends Declared per Common Share:
 Gillette                              $ .1625      .1625       .65        .65        .59        .51        .43        .36
 Duracell                              $                                                                               .58
Stock Price, end of period             $ 34.01      31.17     33.40      36.13      41.19      47.81      50.22      38.88
BALANCE SHEET DATA
Net Property, Plant and Equipment(e)   $ 3,478      3,491     3,548      3,550      3,467      3,285      2,918      2,404
Total Assets(e)                        $ 9,828      9,698     9,946     10,213     10,612     10,630      9,636      9,171
Long-Term Debt                         $ 1,649      1,404     1,654      1,650      2,931      2,256      1,476      1,490
Stockholders' Equity                   $ 2,366      2,079     2,137      1,924      3,060      4,543      4,841      4,471
OTHER INFORMATION
Net Interest Expense                   $    20         44       141        218        129         86         69         67
Depreciation and Amortization(e)       $   120        124       509        535        464        421        384        347
Capital Expenditures(e)                $    78        157       624        793        889        952        933        787
Employees(e)                            31,500     35,200    31,500     35,200     37,600     39,800     40,500     40,400
Ratio of Earnings to Fixed Charges(f)     11.5x       5.7x      8.2x       5.7x      12.3x      13.7x      20.8x      15.9x

---------------
(a) In 2001, charges for restructuring and asset impairment expenses reduced profit from operations and income before income taxes by $172 million, net income by $135 million and net income per common share, both basic and assuming full dilution, by $.13.
(b) In 2000, charges for restructuring and asset impairment expenses reduced profit from operations and income before income taxes by $572 million, net income by $430 million and net income per common share, both basic and assuming full dilution, by $.41.
(c) In 1998, a charge for reorganization and realignment expenses reduced profit from operations and income before income taxes by $440 million, net income by $285 million, net income per common share, basic, by $.26, and net income per common share, assuming full dilution, by $.25.
(d) In 1996, charges for merger-related costs reduced profit from operations and income before income taxes by $413 million, net income by $283 million, net income per common share, basic, by $.26 and net income per common share, assuming full dilution, by $.25.
(e) Represents continuing operations.
(f) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.
(g) We adopted EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services," on January 1, 2002. This standard addresses the income statement classification of slotting fees, cooperative advertising arrangements and buydowns. Our financial data for the three months ended March 31, 2002 and

    2001 presented above reflect the adoption of EITF 00-25. Our financial data for each of the years ended December 31, 1996 through 2001 presented above have not been adjusted to reflect the adoption of EITF 00-25. If this standard had been adopted for each of these years, net sales would have been reduced by $877 million in 2001, $915 million in 2000, $750 million in 1999, $740 million in 1998, $664 million in 1997 and $619 million in 1996. Selling, general and administrative expenses would have been reduced by the same amounts in each year. The reclassifications would have no impact on profit from operations, net income or net income per common share.

     As described in the "Accounting Pronouncements" section of the Notes to Consolidated Financial Statements of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, incorporated by reference in this prospectus, we adopted SFAS 142, Goodwill and Other Intangible Assets, as of January 1, 2002. SFAS 142 requires that goodwill and other intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment, at least annually, in accordance with the new impairment testing provisions of SFAS 142. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The net impact of our adoption of SFAS 142 is a reduction of annual amortization expense of $34 million. No impairment losses were recognized due to the change in accounting principle.

     The following summarizes the estimated impact on our reported net income and net income per common share for the years ended December 31, 2001, 2000 and 1999 and the three months ended March 31, 2001 had SFAS 142 been adopted for those earlier periods.

                                                         THREE MONTHS
                                                        ENDED MARCH 31      YEAR ENDED DECEMBER 31
                                                        ---------------   --------------------------
                                                         2002     2001     2001      2000      1999
                                                        ------   ------   -------   -------   ------
NET INCOME:
  As reported.........................................  $ 223    $ 182    $   910   $   392   $1,260
  Add: Goodwill amortization, net of tax..............           $   6    $    23   $    22   $   22
  Add: Trademark amortization, net of tax.............           $   2    $     8   $     8   $    8
  Less: Amortization from change in useful lives, net
     of tax...........................................           $  (2)   $    (8)  $    (8)  $   (8)
                                                        -----    -----    -------   -------   ------
  Adjusted............................................  $ 223    $ 188    $   933   $   414   $1,282
                                                        =====    =====    =======   =======   ======
NET INCOME PER COMMON SHARE:
  Basic -
  As reported.........................................  $0.21    $0.17    $  0.86   $  0.37   $ 1.15
  Add: Goodwill amortization, net of tax..............           $0.01    $  0.02   $  0.02   $ 0.02
  Add: Trademark amortization, net of tax.............              --    $  0.01   $  0.01   $ 0.01
  Less: Amortization from change in useful lives, net
     of tax...........................................              --    $ (0.01)  $ (0.01)  $(0.01)
                                                        -----    -----    -------   -------   ------
  Adjusted............................................  $0.21    $0.18    $  0.88   $  0.39   $ 1.17
                                                        =====    =====    =======   =======   ======
  Assuming full dilution -
  As Reported.........................................  $0.21    $0.17    $  0.86   $  0.37   $ 1.14
  Add: Goodwill amortization, net of tax..............           $0.01    $  0.02   $  0.02   $ 0.02
  Add: Trademark amortization, net of tax.............              --    $  0.01   $  0.01   $ 0.01
  Less: Amortization from change in useful lives, net
     of tax...........................................              --    $ (0.01)  $ (0.01)  $(0.01)
                                                        -----    -----    -------   -------   ------
  Adjusted............................................  $0.21    $0.18    $  0.88   $  0.39   $ 1.16
                                                        =====    =====    =======   =======   ======

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratio of earnings to fixed charges of The Gillette Company and our consolidated subsidiaries for each of the periods indicated.

THREE MONTHS ENDED
    MARCH 31,           FISCAL YEAR ENDED DECEMBER 31
------------------   -----------------------------------
  2002      2001     2001   2000   1999    1998    1997
--------   -------   ----   ----   -----   -----   -----
11.5x      5.7x      8.2x   5.7x   12.3x   13.7x   20.8x

     For purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

                                USE OF PROCEEDS

     Unless the prospectus supplement indicates otherwise, we anticipate that the net proceeds to be received from the sale of the debt securities will be used to repay indebtedness and for other general corporate purposes, which may include repurchase of our shares, working capital, capital expenditures, acquisitions and other business opportunities.

                         DESCRIPTION OF DEBT SECURITIES

     We will issue the debt securities under an indenture dated as of April 11, 2002, between us and Bank One, N.A., as trustee. We filed a copy of the indenture with the SEC as an exhibit to the registration statement that contains this prospectus.

     The following summary describes the material terms of the indenture. The summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture. The following summary describes the general terms of the debt securities. The prospectus supplement will include the particular terms of debt securities being offered which differ from or add to these general terms.

     The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     In this section, the words "we," "us," "our" or "the Company" do not include any current or future subsidiary of The Gillette Company.

GENERAL

     We may issue the debt securities from time to time in one or more series. The indenture does not limit the aggregate principal amount of debt securities or of any series of debt securities that we may issue under it. Neither the indenture nor the debt securities will limit or otherwise restrict the amount of other indebtedness, including secured indebtedness, which we may incur or other securities which we may issue.

     The applicable prospectus supplement will include the particular terms of an issue of debt securities, including:

     - the title and series designation;

     - the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities of that series;

     - any rate or rates (or method for establishing the rate or rates) at which the debt securities shall bear interest;

     - the date from which any interest shall accrue;

     - any interest payment dates;

     - the stated maturity date or dates on which principal is payable;

     - whether the debt securities are to be issued in global form;

     - any sinking fund requirements;

     - any provisions for redemption, and the redemption price or prices;

     - the denominations in which the debt securities shall be issuable;

     - whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the place or places where payments on the debt securities shall be made and the debt securities may be presented for registration of transfer or exchange;

     - whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

     - if other than the full principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

     - any index used to determine the amount of payment of principal of, and premium, if any, and interest on the debt securities;

     - the person to whom any interest on the debt securities of the series shall be payable if other than the registered holder;

     - if the principal amount payable at maturity of any debt securities is not determinable as of any one or more dates prior to such maturity, the manner in which that amount that shall be deemed to be the principal amount of the debt securities on or prior to the maturity date shall be determined;

     - any additional or different defaults or events of default that apply to debt securities of the series and any change in the right of the trustee or the required holders of those debt securities to declare the principal thereof due and payable;

     - any additional or different covenants that apply to debt securities of the series; and

     - any other terms of the debt securities.

     Please see the accompanying prospectus supplement for the terms of the specific debt securities we are offering.

     We will have the right to redeem the debt securities only upon written notice mailed between 30 and 60 days prior to the redemption date.

     If we plan to redeem the debt securities, then before the redemption occurs we are not required to:

     - issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

     - after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except, if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

     We may issue debt securities as "original issue discount securities," which bear either no interest or interest at a rate which at the time of issuance is below market rates. Such securities will be sold at a substantial discount below their principal amount. In the event that the maturity of an original issue discount security is accelerated, the amount payable to the holder upon acceleration will be determined in accordance with the terms of that security and the indenture, but will be an amount less than the amount payable at the stated maturity of the principal of the security. The prospectus supplement will describe special federal income tax and other considerations relating to original issue discount securities.

     The indenture provides that, without the consent of any holders, we and the trustee may enter into one or more supplemental indentures for certain purposes, including:

     - to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indentures; and

     - to add any additional defaults of events of defaults.

     In the event any sinking fund is established for the retirement of debt securities of any series, we may satisfy all or any part of the sinking fund payments with debt securities of such series under some circumstances and to the extent provided for by the terms of such debt securities.

     The covenants contained in the indenture and the debt securities will not protect holders in the event of a sudden decline in our creditworthiness that might result from a recapitalization, restructuring, or other highly leveraged transaction or otherwise.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the prospectus supplement, we will issue each series of debt securities in registered form only, without coupons and in denominations of $1,000 or integral multiples thereof. Holders may present debt securities in registered form for registration of transfer or exchange for other debt securities of the same series at the corporate trust office of the trustee.

     No service charge will be made for any registration of transfer or exchange of the debt securities except to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

PAYMENT AND PLACE OF PAYMENT

     We will pay principal of, and premium, if any, and interest on the debt securities at the corporate trust office of the trustee. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses or by wire transfer or other method acceptable to such holders.

EVENTS OF DEFAULT

     The following are "events of default" under the indenture with respect to any series of debt securities:

     - default in the payment of any principal or premium when due;

     - default in the payment of any interest when due, which continues for 30 days;

     - default in the deposit of any sinking fund payment when due, which continues for 30 days;

     - default in the performance of any other obligation contained in the indenture for the benefit of debt securities of that series, which continues for 90 days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

     - specified events of bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to debt securities of that series.

     If an event of default under the indenture occurs and continues for any series of debt securities, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount, or any lesser amount provided for in the debt securities of that series, to be due and payable immediately. After the trustee or the holders have accelerated a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due, the holders of at least a majority in aggregate principal amount of outstanding debt securities of that series may, under specified circumstances, rescind and annul the acceleration.

     The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

     - in the payment of the principal of, and premium, if any, and interest on any debt securities of that series; or

     - in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each holder of outstanding debt securities of the affected series.

     The holders of at least a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that this direction is not in conflict with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with the direction.

     A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy thereunder, if:

     - that holder previously gave written notice to the trustee of a continuing event of default with respect to debt securities of that series;

     - the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series also shall have made written request to the trustee to institute the proceeding as trustee and offered the trustee indemnity satisfactory to the trustee;

     - the trustee shall have failed to institute the proceeding within 60 days; and

     - the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request during that 60-day period.

     However, any holder of a debt security has the absolute, unconditional right to institute suit for any defaulted payment after the due date for payment under that debt security.

     We are required to furnish to the trustee annually a statement as to the performance of our obligations under the indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     The indenture may be modified and amended by us and the trustee through a supplemental indenture, with the consent of holders of at least a majority in principal amount of each series of debt securities affected. However, without the consent of each holder of any debt security affected, we may not amend or modify any indenture to:

     - change the stated maturity date of the principal, or any installment of principal of or interest on, any debt security;

     - reduce the principal amount of or the rate of interest on any debt security or any premium payable upon the redemption of any debt security;

     - reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity;

     - change the place or currency of payment of principal of, or any premium or interest on, any debt security;

     - impair the right to institute suit for the enforcement of any payment with respect to any debt security;

     - reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

     - reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default.

     Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments to the indenture without the consent of any holders of the debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may consolidate or merge with or into any other corporation or other organization, and we may convey, transfer or lease all or substantially all of our assets to any individual or organization, provided that:

     - the successor or transferee, if other than us, is a corporation or other organization organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia or is a corporation or other organization organized under the laws of a foreign jurisdiction and the successor or transferee consents to the jurisdiction of the courts of the United States or any state thereof;

     - the successor or transferee expressly assumes our obligations under the indenture; and

     - neither we nor any successor corporation or other organization is, immediately after any consolidation or merger, in default under the indenture.

REGARDING THE TRUSTEE

     Bank One, N.A. is the trustee under the indenture. We maintain banking relationships with the trustee and affiliates of the trustee in the ordinary course of business.

DEFEASANCE

     Unless otherwise provided in the prospectus supplement for such series of debt securities, we may cause ourself (subject to the terms of the indenture) to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on or after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

     Under current U.S. Federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the U.S. Federal income tax law.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                               GLOBAL SECURITIES

     We may issue the debt securities in whole or in part in the form of one or more fully registered global securities, each a "global security" that will be deposited with, or on behalf of, a depositary. Unless otherwise indicated in the prospectus supplement, the depositary will be The Depositary Trust Company, or "DTC," and the debt securities will be registered in the name of Cede & Co. or another nominee of DTC.

     The specific terms of the depositary arrangement with respect to any debt securities will be described in the prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

     So long as the depositary or its nominee is the holder of a global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security representing debt securities:

     - will not be entitled to have the debt securities registered in their names;

     - will not receive or be entitled to receive physical delivery of the debt securities in certificated form; and

     - will not be considered the owners or holders of the debt securities under the indenture.

     Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if that person is not a participant in the depositary, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary will authorize the participants holding the relevant beneficial interest to give or take that action, and the participants will authorize beneficial owners owning through them to give or take (or direct the participants to give or take) that action.

     Payments of principal of, and premium, if any, and interest on debt securities represented by a global security will be made to the depositary or its nominee as the registered holder of the global security representing the debt securities. Neither we, the trustee for the debt securities, any paying agent for the debt securities nor the securities registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     Global debt securities may be exchanged for certificated debt securities only if:

     - the depositary has notified us that it is unwilling or unable to continue as depositary for the global debt security or has ceased to be a clearing agency registered under the Securities Exchange Act at a time when such depositary is requested to be so registered in order to act as depositary;

     - there shall have occurred and be continuing an event of default with respect to the debt securities represented by the global debt security; or

     - we decide, in our sole discretion, that the global debt security shall be exchangeable.

     Unless and until it is exchanged in whole or in part for debt securities in certificated form for any of the reasons above, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any such nominee to a successor of the depositary or a nominee of such successor.

BOOK-ENTRY ISSUANCE

     DTC has advised us that:

     - DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

     - DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

     - Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security (a "beneficial owner") is in turn recorded on the direct and indirect participants' records. DTC will maintain accounts showing the debt security holdings of its participants, and these participants will in turn maintain accounts showing the debt security holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities for their customers. Thus, each beneficial owner of a book-entry debt security will hold that debt security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     - Beneficial owners will not receive written confirmation from DTC of their purchases. Instead, beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the debt securities. Transfers of ownership interests in the debt securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in limited cases such as if use of the book-entry system for the debt securities is discontinued.

     - DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts those debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     - Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, and the voting rights of direct participants, indirect participants and beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     - Redemption notices will be sent to Cede & Co. (or other DTC nominee) as the registered holder of the debt securities. If less than all of the debt securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

     - Although voting with respect to the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. (or other DTC nominee) will itself consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to the trustee as soon as possible after the record date. An omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date, who are identified in a listing attached to the omnibus proxy.

     - Redemption proceeds and distribution payments on the debt securities will be made by us or the trustee to Cede & Co. (or other DTC nominee) as registered holder of the debt securities. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or us, subject to any applicable statutory or regulatory requirements. Payment of redemption proceeds and distributions to DTC is the responsibility of us or the trustee, and disbursements of those payments to the beneficial owners is the responsibility of direct and indirect participants.

     - DTC may discontinue providing its services as securities depositary with respect to any of the debt securities at any time by giving reasonable notice to the trustee and us. Under these circumstances, in the event that a successor securities depositary is not obtained, definitive certificates representing such debt securities are required to be printed and delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, definitive certificates for such debt securities will be printed and delivered.

     Neither we nor the trustee has any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

     We may sell securities:

     - to the public through one or more underwriters or dealers;

     - through one or more agents; or

     - directly to purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed from time to time;

     - at market prices prevailing at the time of sale;

     - at prices related to those prevailing market prices; or

     - at negotiated prices.

     Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

     The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

     - the name or names of any underwriters, dealers or agents;

     - the public offering or purchase price;

     - any discounts and commissions to be allowed or paid to the underwriters or agents;

     - all other items constituting underwriting compensation;

     - any discounts and commissions to be allowed or paid to dealers; and

     - any exchanges on which the securities will be listed.

     We may agree to enter into an agreement to indemnify the agents, dealers and underwriters against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents, dealers or underwriters may be required to make.

     Underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our affiliates in the ordinary course of business.

     The debt securities will be new issues of securities and will have no established trading market. Unless otherwise indicated in the prospectus supplement relating to a specific issuance of debt securities, the debt securities will not be listed on a national securities exchange or the Nasdaq National Market. We can give no assurance as to the liquidity of or the existence of trading markets for the debt securities.

                             VALIDITY OF SECURITIES

     The validity of the debt securities will be passed upon for us by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of The Gillette Company as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                   $46,407,000





                              THE GILLETTE COMPANY

                          FLOATING RATE NOTES DUE 2043




                             -----------------------

                               PRICING SUPPLEMENT

                             -----------------------





          Citigroup      Merrill Lynch & Co.      UBS Investment Bank





                               September 9, 2004




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